Accountants' Consent

March 21, 2001

Board of Directors

Masterpiece Technology Group, Inc.

Loveland, Ohio

This letter grants Masterpiece Technology Group, Inc. (MPTG) permission to use our Independent Auditors' Opinion dated July 7, 2000 on the financial statements for the year ended March 31, 2000 included as part of the Securities and Exchange Commission filing of MPTG's Form S-8.

Sincerely,

VonLehman & Company

Ft. Mitchell, Kentucky